MOORE & ASSOCIATES, CHARTERED

      ACCOUNTANTS AND ADVISORS

        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form SB2 of Village Street Publications Inc of our report dated November 19, 2007 on our audit of the financial statements of Village Street Publications Inc as of September 30, 2007, and the related statements of operations, stockholders’ equity and cash flows from inception March 6, 2007 through September 30, 2007 and for the period then ended, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

December 11, 2007

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501